Exhibit 10.1

TIMBERLAND PURCHASE AND SALE AGREEMENT

Nova Scotia Timberlands

THIS TIMBERLAND PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of February, 2010 (the “Effective Date”) by and between Neenah Paper Company of Canada (“Seller”), and Northern Timber Nova Scotia Corporation (“Purchaser”).

1.               Timberlands and Other Property to be Acquired.

1.1.                              Description of Assets.  In consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, Seller agrees to sell and convey to the Purchaser and the Purchaser agrees to purchase from the Seller all of Seller’s rights, title and interest in and to the following:

(a)          Real Property.  All real property located in the Province of Nova Scotia currently owned by Seller, consisting of approximately 475,000 acres in the aggregate situated in the Province of Nova Scotia, Canada as more particularly described in  Exhibits “A” and “B” attached hereto (the “Land”), including without limitation, all of Seller’s right, title and interest in and to (i) all timber and trees, growing, lying or standing on the Land (collectively, the “Timber”); (ii) any easements, rights of way or other appurtenances benefiting the Land and/or Timber; (iii) any limestone, gypsum, sand, gravel and other minerals not reserved to the Province of Nova Scotia (the “Province”) on and under the Land and related rights subject to the rights of the Province and not previously reserved, severed or conveyed by Seller or Seller’s predecessors in interest; (iv) any development rights, air rights (including carbon credits), water and water rights, appurtenant to the Land but subject to the exceptions and reservations described in this Agreement; and (v) buildings, improvements, fixtures or structures located upon the Land, if any (the Land and the Timber hereinafter collectively referred to as the “Real Property”).

(b)         Contracts.  The contracts relating to the operation of the Real Property, including without limitation operating contracts, stumpage contracts, permits, licenses, governmental consents and agreements, approvals and clearances, agreements for construction of roads or other improvements identified on Schedule 1.1(b) (hereinafter, the “Contracts”).

(c)          Leases and Licenses.       The hunting, recreational and other leases and licenses affecting the Real Property identified on Schedule 1.1 (c) (hereinafter, the “Leases”).

(d)         Personal Property.  The personal property, including, without limitation, any maps, property books, plans, drawings, specifications, renderings, engineering studies, biological studies, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials, timber inventory and geographic information systems (“GIS”) data (not including proprietary software) and all other personal property in

Seller’s possession and used by Seller exclusively in connection with its operations on the Real Property (the “Personal Property”).

1.2.                              Assets.  The Real Property, Seller’s right, title and interest in and to the Contracts and the Leases, and the Personal Property are sometimes collectively referred to as the “Assets”.

2.               Purchase Price.  The purchase price for the Assets is EIGHTY-TWO MILLION FIVE HUNDRED THOUSAND Canadian DOLLARS (Cdn$82,500,000) (the “Purchase Price”).  The Purchase Price is subject to adjustment pursuant to Section 9 hereof, but otherwise will not be calculated on a per acre basis, except for the lands in Exhibit “B” with respect to which a per acre valuation and allocation of $300 per acre is hereby agreed to by the parties.  The Purchase Price shall be payable in immediately available funds in lawful money of Canada on the Closing Date to an account or accounts designated by Seller.

3.               Intentionally Deleted

4.               Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall occur on the date which is fifteen (15) days following the expiration of the Inspection Period, or such earlier date as Seller and Purchaser shall mutually agree, with TIME BEING OF THE ESSENCE as to Purchaser’s and Seller’s obligations in respect of the Closing.  The Closing shall take place at the offices of McInnes Cooper, located at Suite 1300, Purdy’s Warf, Tower II, 1969 Upper Water Street, Halifax, Nova Scotia, Canada  B3J 2V1.  The date of Closing is hereinafter referred to as the “Closing Date”.

5.               Condition of Title and Title Due Diligence.

(a)          Purchaser shall have until 6:00 P.M. EST on the date which is the earlier of (i) fifteen (15) days following the Effective Date or (ii) or ten (10) days following Purchaser’s receipt of a satisfactory title insurance commitment (the “Inspection Period”) to notify Seller in writing of any objections Purchaser has to the Leases, the Contracts, any matters shown or referred to in any title report or title insurance commitment obtained by Purchaser (at Purchaser’s sole cost and expense) that are not Permitted Exceptions (as defined below); provided, however, that Purchaser shall have no right to object to any title matters unless and until such otherwise objectionable matters have a materially adverse effect on five percent (5%) or more of the total acreage of the Real Property in the aggregate.

(b)         Monetary encumbrances that are not Permitted Exceptions shall be discharged by Seller from Seller’s proceeds of the Closing.  Purchaser shall not object to and shall accept the following matters, which shall be deemed to be Permitted Exceptions:

(i)                                     liens for taxes or assessments, general or special, or other governmental charges which are not yet due and payable as of the Closing;

(ii)                                  all land use (including but not limited to forestry, endangered species, environmental and wetlands), building and zoning laws, regulations, codes and ordinances affecting the Real Property and other laws, ordinances, regulations, rules, orders, licenses or determinations of any federal, provincial, county, municipal or other governmental authority heretofore (the “Legal Requirements”), now or hereafter enacted, made or issued by any such authority to the extent such Legal Requirements do not materially and adversely affect the use or value of the Assets as Timberlands, or any portion thereof, other than as is typical in the timber industry in Nova Scotia;

(iii)                               any rights of Canada, the Province or others in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting the Real Property, or title to the submerged lands including, without limitation, flowage rights and navigational rights;

(iv)                              title to that portion of the Real Property, if any, lying below the mean high water mark of tidal waters or otherwise lying under a watercourse;

(v)                                 all easements, rights-of-way, profits a prendre, licenses, permits, leases and other restrictions and encumbrances of record to the extent the same are of a minor nature and do not materially and adversely affect the use or value of the Assets as Timberlands;

(vi)                              all existing public roads and streets and all railroad and utility lines,  pipelines, service lines and facilities and all agreements relating thereto to the extent the same are of a minor nature and do not materially and adversely affect the use or value of the Assets as Timberlands;

(vii)                           all encroachments, easements, rights-of-way, overlaps, boundary line disputes, shortages in area, cemeteries and burial grounds and other matters not of record which would be disclosed by an accurate survey or would be apparent from a visible inspection of the Real Property to the extent the same are of a minor nature and do not materially and adversely affect the use or value of the Assets as Timberlands;

(viii)                        prior reservations or conveyances of gypsum, gravel or other materials not defined as minerals, mineral rights, mineral access agreements or mineral leases of every kind and character to the extent the same are of a minor nature and do not materially and adversely affect the use or value of the Assets as Timberlands; and

(ix)                                any title encumbrances or exceptions that are set forth in the title reports or commitments obtained by Purchaser to which Purchaser does not object during the Inspection Period (together with the items listed above, the “Permitted Exceptions”).

(c)          With regard to any matter affecting title which is not a Permitted Exception and to which Purchaser has a right hereunder to and does object in writing prior to the expiration of the Inspection Period, including any Lease or Contract to which the Purchaser objects prior to the expiration of the Inspection Period (a “Title Defect”), Seller may, but shall have no obligation to, attempt to cure and remove such Title Defects.  If Seller is unwilling or fails to cure or remove any Title Defects, then Purchaser’s sole remedy shall be those remedies available to it in Section 9 of this Agreement.

(d)         Seller shall make available to Purchaser as of the Effective Date, and provide copies within five (5) days of the Effective Date, copies of all Contracts and Leases (collectively, the “Temporary Encumbrances”) and shall cooperate fully in providing such other documents, information, consents, authorizations or other items as the Purchaser may reasonably require in connection with its due diligence or the completion of the transaction.  Purchaser agrees to accept the Assets subject to the Temporary Encumbrances, without adjustment or reduction of the Purchase Price.  At Closing, Seller shall assign and Purchaser shall assume Seller’s rights, duties, obligations and liabilities under the Temporary Encumbrances arising or occurring on or after the date of Closing, pursuant to a mutually acceptable assignment and assumption agreement (the “Assignment and Assumption of Temporary Encumbrances”).  Any income due under the Temporary Encumbrances shall be pro-rated as of the Closing Date.

(e)          At Closing, the Seller shall execute and deliver to Purchaser a warranty deed acceptable for registration in each land registration district in which the Real Property is located, warranting title against the claims of all persons claiming by, through or under Seller (including Seller’s predecessor in title, Kimberly-Clark, Inc.), but against none other and subject only to specific instruments or documents affecting the title which are Permitted Exceptions (each, a “Deed”, and collectively, the “Deeds”).  The Deeds and the attached descriptions of the Land shall be in a form suitable for the conveyance of title to Purchaser, including the attachment of the maps where necessary, and for (1) registration under the Registry Act for those parcels of the Land not registered under the Land Registration Act and (2) revision into the name of Purchaser for those parcels of the Land registered under the Land Registration Act as of the date of Closing.

(f)            At Closing, (i) by the execution of a mutually acceptable assignment and assumption agreement, Seller shall assign Seller’s right, title and interest in and to and Purchaser shall assume Seller’s duties, obligations and liabilities under that certain Land Registration Act Conversion Extension and restatement Agreement with the Province of Nova Scotia dated September 24, 2009, as amended with respect to the Real Property (hereinafter, an “Assignment of Conversion Agreement”).  Seller and Purchaser acknowledge and agree that the Assignment of the Conversion Agreement will require the conversion and registration of the Real Property through 2010 and beyond, and (ii) after the Closing Date it shall be the sole cost and obligation of Purchaser, subject to Seller’s obligations under Section 39 below, to register the Real Property in accordance with the terms and conditions of the Assignment of Conversion Agreement.

6.               Expropriation.  If, prior to Closing, any portion of the Real Property is  lawfully expropriated in accordance with any applicable law, or is damaged by such a expropriation (hereinafter a “Taking”), then (a) this Agreement shall remain in full force and effect; (b) at Closing, as Purchaser’s sole remedy for such Taking, Purchaser shall have the remedies available to it in Section 9 of this Agreement; and (c) Seller shall retain all of the right, title and interest in and to any awards or compensation that have been or that may thereafter be made for any such Taking of the Real Property occurring prior to Closing.

7.               Casualty.  In the event of any loss, damage or destruction to the Real Property prior to Closing and which damages or destroys Timber on the Real Property having a fair market value of at least $2,000,000.00 in the aggregate, as determined in good faith by Seller (and subject to Purchaser’s reasonable approval) (“Casualty Event”) and Purchaser gives written notice to Seller of such event within one hundred and twenty (120) days after Closing, then (a) this Agreement shall remain in full force and effect; (b) at Closing, as Purchaser’s sole remedy for such Casualty Event, Purchaser shall have the remedies available to it in Section 9 of this Agreement; and (c) Seller shall retain all of the right, title and interest in and to any insurance proceeds that have been or that may thereafter be paid or payable for and any proceeds received by Seller for the sale of any salvageable Timber harvested following the Casualty Event.

8.               Condition of Property; Subsequent Acts.

(a)          Subject only to Seller’s representations and warranties expressly set forth herein, Purchaser accepts the Assets “as is” and “where is,” with all faults and subject to all defects and conditions, known or unknown, at Purchaser’s risk and without adjustment or reduction of the Purchase Price (unless expressly provided herein).  Seller has no obligation to repair or make any improvements to the Real Property.  Subject only to Seller’s representations and warranties expressly set forth herein, Purchaser acknowledges that an inspection of the Real Property has been made or will have been made by the Closing Date and that neither Seller nor its agents, officers, employees or assigns shall be held to have made any representation, warranty or covenant respecting the condition of, or otherwise with respect to, the Real Property or any improvements thereon or any of the other Assets, except as otherwise expressly set forth herein.  Subject only to Seller’s representations and warranties expressly set forth herein, Purchaser acknowledges and agrees that any documents, cruises, compilations, timber inventories, environmental audits, assessments, surveys, plans, specifications, reports and studies (the “Information”) made available to Purchaser by Seller or on behalf of Seller by Seller’s agents or representatives, including without limitation all such Information as constitutes part of the Personal Property, are or have been provided without any representation, and Seller makes no representation or warranty whatsoever with respect to the accuracy or completeness of, or otherwise with respect to, the Information.  Without limiting the generality of the foregoing and subject only to Seller’s representations and warranties expressly set forth herein, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, TIMBER VOLUMES, TIMBER GRADES, OR QUALITY OF ANY TIMBER ON THE REAL PROPERTY, BOUNDARIES OF THE REAL PROPERTY, ACCESS, UTILITIES, ZONING, ACREAGE OR SOILS STABILITY OR CONDITION OF THE REAL PROPERTY, AND PURCHASER EXPRESSLY ACCEPTS EACH SUCH DISCLAIMER.  Nothing contained in this Section 8 shall be deemed to negate any warranty or representation contained in, or limit any remedy available under, the Deeds, the Assignment of Conversion Agreement, or any of the other closing documents delivered at Closing.

(b)         Between the Effective Date and the Closing Date, Seller shall maintain and keep the Real Property in substantially the same condition as existed on the Effective Date; except Timber shall be cut  and silviculture activities conducted in accordance with the existing Stumpage Agreement by and between Seller and Northern Pulp Nova Scotia Corporation (“NPNS”), dated June 24, 2008, and Seller may harvest any salvageable Timber following a Casualty Event.

(c)          From and after the Effective Date, Seller shall not, without the prior written consent of Purchaser, which consent may not be unreasonably withheld by

Purchaser, convey, contract, or otherwise agree to convey any right, title, or interest in or to the Assets to any person or entity and shall not enter into any new agreements, leases, contracts, or commitments relating to the Assets, nor make any changes in any of the existing Contracts and Leases, other than: (a) commitments relating to the repairs, maintenance, and/or security necessary to preserve the Assets; (b) renewals or extensions of any of the Contracts and Leases in the ordinary course of business; provided however, that such renewals or extensions or new agreements, leases, contracts, or commitments shall be made in the ordinary course of business and have terms of one (1) year or less and or otherwise contain the same terms, and Seller shall immediately provide written notice to the Purchaser of any such renewals or extensions.  Seller shall not create, assume, or permit the creation of any lien or encumbrance (though Seller may defend any such liens filed in accordance with local law), other than the lien for current taxes, upon any of the Assets.  Prior to Closing, Seller shall fulfill its obligations under the Contracts and Leases and shall enforce all of its material rights under the Contracts and Leases.  Seller shall not cut, harvest or remove any trees or Timber from the Land except the pro rata amount (plus or minus five percent (5%)) to be harvested prior to Closing pursuant to the Harvest Plan.

9.               Purchase Price & Acreage Adjustments.  The value of any adjustment to the Purchase Price due hereunder as a result of any uncured Title Defects, Takings or Casualty Events (collectively, “Reduction Events”) shall equal the fair market value of the parcel, parcel or portion of parcel of the Real Property affected by such Reduction Events (the “Reduction Event Adjustment”), and the acreage of the Land shall be reduced accordingly, as determined by an independent third party mutually selected by Seller and Purchaser (the “Appraiser”).  If the Reduction Event Adjustment exceeds ten percent (10%) of the Purchase Price prior to adjustment, then either Purchaser or Seller may terminate this Agreement by written notice to the other party delivered prior to Closing.  Upon such termination, this Agreement shall become null and void and be of no further force and effect except for those provisions hereof that expressly survive termination, and Seller shall pay to  Purchaser the sum of $500,000.00 to cover Purchaser’s expenses, if terminated by Seller.  If neither Seller nor Purchaser exercises the foregoing right to terminate this Agreement, then the parties shall proceed to Closing in accordance with the terms and provisions hereof, and the Purchase Price shall be adjusted by the Reduction Event Adjustment as determined by the Appraiser.  Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any Reduction Event shall be the Reduction Event Adjustment determined in accordance with this Section 9, and waives any other remedies available to Purchaser at law or in equity for such Reduction Event.

10.         Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser, each of which (a) shall survive Closing for a period of twenty four (24) months, except for Section 10.1 which shall survive for the time period specified therein, (b) is true in all material respects as of the Effective Date, and (c) shall be true in all material respects at Closing:

10.1.                        Title.  Except for the Permitted Exceptions Seller owns fee simple title to the Real Property free and clear of any encumbrances and defects that would materially impair the ownership and operation of the Real Property as  commercial timberlands.  This representation and warranty of Seller shall survive Closing through and until the earlier of (a) the expiration of the Conversion Agreement applicable to Purchaser pursuant to the Assignment of Conversion Agreement or any modification thereof pursuant to Section 3.4, 3.5 or an extension under Section 3.6 of the Conversion Agreement or (b) date that is five (5) years after the date of Closing.

10.2.                        Authorization; No Violation or Conflicts.  The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate actions on the part of Seller and this Agreement constitutes a valid, enforceable and legally binding agreement of Seller except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally and general equitable principles.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein alone or with the passage of time do or will conflict with or constitute a violation of Seller’s articles or association or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any of the Assets, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Seller is a party or by which Seller or any of the Assets may be bound or affected or violate any judgment, order, decree, law, statute or governmental restriction.

10.3.                        Suits, Actions or Proceedings.  Except as disclosed in Schedule 10.3, to Seller’s knowledge, Seller has not received notice, including notice from any aboriginal group, Indian Band or First nation Authority of any action, suit or proceeding pending, contemplated or threatened against Seller or the Assets, or any portion thereof, in any court or before any federal, provincial, county or municipal department, commission, board, bureau or agency or other governmental instrumentality having proper jurisdiction.  There is no suit, action, arbitration or other proceeding pending or, to Seller’s knowledge, threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

10.4.                        Compliance.  Except as disclosed on Schedule 10.4 and to Seller’s knowledge, during Seller’s ownership of the Assets, Seller has not received notice that either the Real Property or the Seller is (i) in material violation of any applicable federal, provincial, county or municipal law, statute, ordinance, order, regulation or requirement, or (ii) in material breach of an agreement with a federal, provincial or local governmental authority affecting all or any portion of the Real Property.

10.5.                        No Other Agreements.  Except for the Contracts and Leases and other agreements entered into in the normal course of Seller’s timber operations, there are no other agreements affecting the Assets or any portion thereof, and Seller has not received notice that it is in material breach of any of the Contracts or Leases.

10.6.                        Timber Operations and Stumpage Agreement.  Seller and Purchaser acknowledge and agree that, upon closing, Seller and NPNS shall terminate the Stumpage Agreement and Seller shall receive payment for all timber harvested pursuant to the Stumpage Agreement through the date of termination.  To Seller’s knowledge, other than the harvesting operations being conducted by NPNS pursuant to the Stumpage Agreement, there are no harvesting operations currently being conducted on the Real Property.

10.7.                        Environmental.  Except as disclosed on Schedule 10.7, Seller has (i) no knowledge of any violation on the Real Property of the applicable federal, provincial, state,

county, city or municipal laws, rules or regulations pertaining to pollution or protection of the environment, or actual or threatened releases, discharges, or emissions into the environment or protection of plant or animal species (collectively, the “Environmental Laws”); (ii) not received any written notice regarding a violation of the Environmental Laws or suggesting that any portion of the Real Property may be targeted for remediation of any hazardous or toxic substances which are regulated by the Environmental Laws, and any other federal, provincial, county, city or municipal laws or requirements regulating hazardous, toxic, contaminate or polluting materials, substances or wastes, including, without limitation, any “hazardous substances”, “hazardous waste”, “hazardous materials” or “toxic substances” under such laws (such regulated substances hereinafter collectively referred to as “Hazardous Substances”); (iii) not released, discharged, or emitted and has no actual knowledge of any Hazardous Substances on, in or under the Real Property in violation of any Environmental Laws; (iv) no knowledge of any pending or threatened clean-up activity or of any of the above-ground or underground storage tanks on the Real Property; (v) not made any applications of pesticides and herbicides to the Real Property or portions thereof which were not done in accordance with applicable Environmental Laws or in conformance with the accepted industry standards in central Nova Scotia; (vi) except as previously disclosed to Purchaser, no knowledge of the presence of any species protected by Environmental Laws on the Real Property.

10.8.                        No Mining Operations.  Except as set  forth in schedule 1.1(b) under the heading “Mining Activity”, there have been no mining operations conducted on the Real Property or any portion thereof during the past ten (10) years, and Seller has no knowledge of any proposed mineral extraction or mining activity on the Real Property.

10.9.                        Form Five Occupation.  To the knowledge of Seller, neither the whole nor a portion of any of the Real Property is occupied without permission and no such permission has been given, except as contained in the Contracts and Leases.

10.10.                  Seller’s Residency.  Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

11.         Representations and Warranties of Purchaser.  Purchaser hereby makes the following representations and warranties to Seller, each of  which (a) shall survive Closing for a period of twelve (12) months, (b) is true in all material respects as of the Effective Date, and (c) shall be true in all material respects at Closing:

11.1.                        Organization.  Purchaser is a Nova Scotia unlimited company and is duly organized and validly existing and is in good standing under the laws of the Province of Nova Scotia and has full power and authority to carry out its business as now conducted, to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

11.2.                        Authorization; No Violation or Conflicts.  The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes a valid, enforceable and legally binding agreement of Purchaser except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally and general equitable principles.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein, alone or with the passage of time do or will conflict with or constitute a violation of Purchaser’s operating agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which Purchaser or any of its properties may be bound or affected or violate any judgment, order, decree, law, statute or governmental restriction.

11.3.                        Suits, Actions or Proceedings.  There is no suit, action, arbitration or other proceeding pending or to Purchaser’s knowledge (as hereinafter defined) threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

11.4.                        Insolvency.  There are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws pending, or, to Purchaser’s knowledge, threatened or contemplated against Purchaser or its assets or properties.

11.5.                        HST Registration . Purchaser is registered for purposes of Part IX of the Excise Tax Act (Canada) or will become registered prior to Closing.

11.6.                        Financial Capability.  Purchaser has, and at Closing will have, the financial capability to complete the transactions contemplated under this Agreement.

11.7.                        Purchaser’s Investigations.  Purchaser is relying upon Purchaser’s own investigation of the Assets, and except for the representations and warranties expressly set forth in this Agreement, not upon any other  representations, warranties, guaranties, promises, statements or assurances of Seller or any of Seller’s employees or agents, whether written or oral, express or implied, or otherwise.

12.         Survival; Knowledge and Materiality.

(a)          Survival.  As provided above, the respective representations and warranties of Seller and Purchaser contained herein, and the right to commence any claim with respect thereto, shall survive Closing for a period of twenty four (24) months (except as otherwise provided in Section 10.1), and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which the other party has duly commenced a proceeding against the defaulting party with regard to the alleged breach of representation or warranty on or prior to such termination date.

(b)         Knowledge Defined.  As used in this Agreement:

(i)                                     “Seller’s knowledge” shall mean the actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question of Sean Erwin, Steven Heinrichs or Noah Benz, without any duty to conduct any investigation or inquiry.

(ii)                                  “Purchaser’s knowledge” shall mean the actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question of the President of Purchaser, without any duty to conduct any investigation or inquiry.

(c)          Limitation as to Claims.  In the event of any claim by Purchaser against Seller for breach of representation or warranty under this Agreement, no claim shall be payable by Seller until the aggregate amount of loss or damage under such claims exceeds $500,000.00 (the “Floor”).  Notwithstanding the Floor, Seller shall be obligated only to pay the full aggregate amount of all such claims after the aggregate claims by Purchaser exceed the Floor.  The aggregate amount paid by the Seller for breach of warranty shall not exceed $5,000,000.00 (the “Ceiling”).  Notwithstanding the foregoing Floor and Ceiling, no such limits shall apply or be effective with respect to any claim arising from the fraud of Seller, or from any mortgage, security interest, or statutory lien against the Assets.

13.         Contingencies.

(a)          Seller’s obligation to consummate the transactions contemplated hereby is subject to the following conditions, each of which may be waived in the sole and absolute discretion of Seller:

(i)                                     Purchaser performing, in all material respects, its obligations under the Agreement;

(ii)                                  Purchaser’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate to that effect (the “Purchaser’s Closing Certificate”);

(iii)                               Purchaser shall have executed and delivered, and the Province of Nova Scotia shall have approved and executed the Assignment of Conversion Agreement;

(iv)                              No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency which has resulted in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or may result in an order to return to the Purchaser all or any material part of the purchase price;

(v)                                 the approval of the Requisite Lenders, as that term is defined in that certain Credit Agreement, as amended, dated November 30, 2004 (the “Credit Agreement”) by and between the Seller and JPMorgan Chase Bank, N.A., as agent for the Lenders (“Lender Approval”).

(b)         Purchaser’s obligation to consummate the transactions contemplated hereby is subject to fulfillment of the following conditions, each of which may be waived in the sole and absolute discretion of Purchaser:

(i)                                     Seller performing, in all material respects, its obligations under the Agreement;

(ii)                                  Seller’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have delivered to Purchaser a certificate to that effect at Closing (the “Seller’s Closing Certificate”);

(iii)                               No suit, action, arbitration or other proceeding, shall be pending before any court or governmental agency which has resulted in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or may result in an order to recover to the Seller all or any material part of the Assets; and

(iv)                              Purchaser shall have received a title policy insuring that Purchaser holds title to the Real Property subject only to the Permitted Exceptions in a form similar to the policy Seller received for the Real Property in November of 2004 and containing such endorsements reasonably required by Purchaser and in a form (including the wording of any general exception) otherwise reasonably acceptable to Purchaser.

(v)                                 Seller shall have obtained the consent of the Province of Nova Scotia to the assignment of the Conversion Agreement to the Purchaser and provided the Purchaser with a fully executed assignment document at closing.

14.         Closing.

14.1.                        Closing Costs.

(a)          Seller shall pay the following costs and expenses in connection with this transaction:

(i)                                     Seller’s attorney, consulting, accounting and other advisory fees, if any;

(ii)                                  All property taxes and special or general assessment installments against the Real Property that are allocable to the period prior to the Closing Date and any improvement taxes assessed against the Assets prior to the Closing Date; and

(iii)                               The costs of curing any Title Defects as defined in Schedule 8(c) attached hereto, to the extent that Seller elects to incur such costs.

(b)         Purchaser shall pay the following costs and expenses in connection with this transaction:

(i)                                     Purchaser’s attorney, consulting, accounting and other advisory fees, if any;

(ii)                                  To the Seller all property taxes, and special or general assessment installments against the Real Property that are allocable to any period on and after the Closing Date which have been previously paid by the Seller, and any improvement taxes assessed against the Assets on or after the Closing Date, except for any improvement taxes previously paid by Seller;

(iii)                               Any taxes, duties or fees due under the Excise Tax Act or under any statute referred to in the Taxes, Duties and Fees (GST/HST) Regulations, except that any taxes assessable on income to the Seller shall be paid by Seller;

(iv)                              Recording fees, transfer taxes and any other fees due upon the recording of the Deeds or conveyance of the Real Property;

(v)                                 All title insurance premiums, search fees and related costs in connection with Purchaser’s obtaining title insurance on the Real Property;

(vi)                              All costs of due diligence performed by Purchaser; and

(vii)                           All costs of migrating title for the Real Property as required by the Conversion Agreement.

14.2.                        Closing Instruments.  At the Closing, the following deliveries shall be made:

(a)          Seller shall execute and deliver to Purchaser the following:

(i)                                     the Deeds (as defined in Section 5(e));

(ii)                                  the Assignment and Assumption of Temporary Encumbrances (as defined in Section 5(d));

(iii)                               the Assignment of the Conversion Agreement executed by the Province;

(iv)                              Assignment and Assumption of that certain mutual road access agreement by and between Seller and Atlantic Star Forestry Ltd. executed as of June 29, 2006 (the “Mutual Road Access Agreement”);

(v)                                 Consents or resolutions of the board of directors of Seller authorizing the transaction contemplated by this Agreement;

(vi)                              Seller’s Closing Certificate;

(vii)                           Affidavits reasonably required by Purchaser’s title insurance company or Purchaser’s counsel, but only to the extent the same are consistent with Seller’s limited warranty of title;

(viii)                        Closing Statement;

(ix)                                Bill of Sale (for Personal Property); and

(x)                                   Forms required under the Land Registration Act and the Assignment of Conversion Agreement.

(xi)                                The Lender Approval, including a commitment addressed to Purchaser and Seller to record such partial releases sufficient to remove the Credit Agreement as an encumbrance from Purchaser’s title policy.

(xii)                             Clearance letters in respect of worker’s compensation, HST and employee source deduction.

(xiii)                          All other documents which are required and which the Purchaser has reasonably requested on or before the Closing Date to give effect to this transaction.

(b)         Purchaser shall execute, if applicable, and deliver to Seller the following:

(i)                                     The Purchase Price and Purchaser’s share of closing costs and prorations by wire transfer;

(ii)                                  the Assignment and Assumption of Temporary Encumbrances;

(iii)                               the Assignment of the Conversion Agreement;

(iv)                              the Assignment of the Mutual Road Access Agreement;

(v)                                 Consents or resolutions of the board of directors of Purchaser authorizing the transaction contemplated by this Agreement;

(vi)                              Purchaser’s Closing Certificate;

(vii)                           Affidavits required by the title insurance company, if any; and

(viii)                        Closing Statement.

(ix)                                All other documents which are required and which the Seller has reasonably requested on or before the Closing Date to give effect to this transaction.

14.3.                        Pro Rations and Post-Closing Taxes.  Property taxes for the current year, assessments, rents, water and other utilities constituting liens and applicable Temporary Encumbrances shall be pro-rated as of the Closing Date.  Seller shall be responsible for the payment in full of all taxes and assessments against the Real Property for all periods prior to the Closing Date, and Purchaser shall be responsible for the payment in full of all taxes and assessments against the Real Property for all periods as of and subsequent to the Closing Date.  Purchaser shall be responsible for, and shall indemnify, defend and hold harmless (which covenants shall survive the Closing) Seller from and against all of the “roll-back” or other taxes, if any, (whenever assessed against Purchaser or Seller) imposed as a result of any change of use by Purchaser or any successor to Purchaser’s in title, including but not limited to a change from open space, agricultural, forestland or recreational status.  Purchaser shall be solely responsible for the payment of all taxes, or fees due under the Excise Tax Act and/or under the statutes referred to in the Taxes, Duties and Fees (GST/HST) Regulations resulting from or arising in connection with the transaction contemplated hereby.

15.         Commission.  Purchaser and Seller each represent and warrant to the other that no broker, agent or finder, licensed or otherwise has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement.  In the event of any such claim for broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability, including without limitation, reasonable attorney’s fees and court costs.  Purchaser and Seller acknowledge that the representations and warranties contained in this Section shall survive the Closing.

16.         Possession.  Purchaser, subject to the Permitted Exceptions, shall be entitled to possession of the Real Property on the Closing Date.

17.         Default.

(a)  If Seller defaults in its contractual performance herein in any material way, and Seller does not cure such default within ten (10) days following Seller’s receipt of notice of such default from Purchaser, Purchaser shall have all available remedies at law or equity, including but not limited to the remedy of specific performance; provided, however that in no event shall Purchaser be entitled to monetary damages in excess of One Million Canadian Dollars (C$1,000,000.00) (the “Damages Cap”).

(b)  Purchaser acknowledges that if Purchaser fails to purchase the Real Property for any reason other than the breach of Seller or termination of this Agreement by Seller or Purchaser pursuant to Section 9 or non-fulfillment of a contingency pursuant to Section 13(b), Seller shall be entitled to compensation from Purchaser (as its sole remedy) for the detriment resulting from the removal of the Real Property from the market, and entering into this Agreement rather than selling to other potential purchasers.  Therefore, in the event of Purchaser’s failure to purchase the Real Property for any reason other than the breach of Seller or termination of this Agreement by Seller or Purchaser pursuant to Section 9 or non-fulfillment of a contingency pursuant to Section 13(b), Seller shall have, as Seller’s exclusive option, the right to receive from Purchaser One Million Canadian Dollars (C$1,000,000.00) as liquidated damages and not a penalty.  The parties acknowledge and agree that the above reference amount is, as of the Effective Date, a reasonable estimate of Seller’s damages, considering all of the circumstances existing on the Effective Date and that proof of actual damages would be impractical or extremely difficult.

18.         Third Party Consents.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Contracts, Leases or Personal Property, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such Contracts, Leases or Personal Property, that requires the consent or approval of such third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to cooperate in all reasonable respects with Purchaser in its efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate in all reasonable respects with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of the Seller in the benefits under any such Contracts, Leases or Personal Property and indemnify Purchaser against any liabilities directly attributable to the failure to secure such consent or approval (except that any such arrangement shall not require performance by Seller as an agent of Purchaser); provided that Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.  Seller’s indemnification in this Section 18 shall be subject to the Limitations as to Claims detailed in Section 12(c) of this Agreement.

19.         Attorneys’ Fees.  In the event of the bringing of any action or suit by either party against the other party by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Agreement, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other party all costs and expenses of suit, including reasonable attorneys’ fees on a solicitor and client basis.

20.         Governing Law.  This Agreement shall be interpreted, construed and enforced according to the laws of the Province of Nova Scotia, Canada and the federal laws of Canada applicable therein.

21.         Notices.  All notices or other communication provided for under this Agreement shall be in writing, shall be effective upon receipt or refusal to accept delivery, and shall be (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight courier service, addressed to the Person to receive such notice or communication at the following address, or (iii) sent by facsimile transmission to the phone number listed below with a copy of such notice sent on the same day of transmission by the method set forth in the preceding clause (ii):

If to Seller:

Neenah Paper Company of Canada

c/o Neenah Paper, Inc.

3460 Preston Ridge Road, Suite 600

Alpharetta, Georgia 30005
Attn:  Legal Department

Facsimile:  (678) 518 3283

If to Purchaser:

Northern Timber Nova Scotia Corporation

260 Granton Abercrombie Branch Road

Pictou County, New Glasgow, NS   B2H 5E6

Attention:  G. Wayne Gosse, Chief Executive Officer

Email:  wgosse@northernpulp.com

Fascimile:  902-752-5404

with a copy to:

McInnes Cooper

644 Main Street, Suite 400, South Tower

P.O. Box 1368

Moncton, New Brunswick

E1C 8T6

Attn:  Bernie Miller

22.         Time of Performance.  Time is of the essence of this Agreement and of all acts required to be done and performed by the parties hereto, including, but not limited to, the proper tender of each of the sums required by the terms hereof to be paid.

23.         Section Headings.  The word or words appearing at the commencement of sections and subsections of this Agreement are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restricting the language or meaning of those sections or subsections.

24.         Invalidity.  In the event any portion of this Agreement should be held to be invalid by any court of competent jurisdiction, such holding shall not affect the remaining provisions hereof unless the court’s ruling includes a determination that the principal purpose and intent of this Agreement are thereby defeated.

25.         Legal Relationships.  Seller and Purchaser agree that (a) the relationship between them is, is intended to be and shall at all times remain, in connection with the transactions contemplated by this Agreement, that of seller and purchaser and (b) neither party is, is intended to be or shall be construed as a partner, joint venture, lender, borrower, debtor, creditor, alter ego, manager, controlling person or other business associate or participant of any kind of the other party or any of its affiliates and neither party intends to ever assume such status.  All terms, covenants and conditions to be observed and performed by either of the parties hereto shall be joint and several if entered into by more than one person on behalf of such party, and a default by any one or more of such persons shall be deemed a default on the part of the party with whom said person or persons are identified.  No third party is intended to be benefited by this Agreement.

26.         Assignment; Successors.  Neither Seller nor Purchaser may sell, transfer, assign, pledge or encumber its interest in this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.  Subject to the restrictions contained herein, the rights and obligations of the Seller and Purchaser shall inure to the benefit of and be binding upon their respective successors and assigns.  Purchaser shall have the right, without obtaining Seller’s consent, to transfer or assign its interest in this Agreement to a third party identified by Purchaser in writing prior to Closing; provided that Purchaser shall remain directly and primarily liable for Purchaser’s obligations pursuant to the Agreement and in no way shall such an assignment be deemed a waiver, release or novation.

27.         Entire Agreement.  All understandings and agreements previously existing between the parties, if any, are merged into this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied herein.  This Agreement may be modified only by a written amendment executed by all parties.

28.         Interpretation.  This Agreement has been reviewed by both parties and each party has had the opportunity to consult with independent counsel with respect to the terms hereof and has done so to the extent that such party desired.  No stricter construction or interpretation of the terms hereof shall be applied against either party as the drafter hereof.

29.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument.  All such counterparts together shall constitute a fully executed Agreement.

30.         Survival.  No provision of this Agreement shall survive Closing, except that all agreements, covenants, representations and warranties set forth in this Agreement, and all provisions of this Agreement, the full performance of which is not required prior to Closing, will survive Closing and be fully enforceable for a period of 18 months after Closing (and such additional time necessary for any final resolution of any claim or action commenced prior to the end of such period), unless another time period for survival is specifically listed herein (including the time period provided in Section 10.1).

31.         Confidentiality.

(a)          Seller and Purchaser covenant and agree that neither they, nor their respective affiliates, nor they or their respective directors, officers, employees, agents or representatives, will disclose the terms of this Agreement to any third party without the prior written consent of the other party.  Except as and to the extent required by law, or as may be reasonably required in order to complete the investigations and transactions contemplated herein unless and until the purchase and sale contemplated herein shall have been completed or the proposed transaction has been announced by the parties, in either case as herein contemplated, the existence and the terms and conditions of this Agreement shall be kept confidential by the parties.

(b)         No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, except as required by applicable law.

32.         Acreage.  Seller is selling and Purchaser is purchasing the Real Property  based on a GIS estimate of the total acreage.  The parties hereto understand and agree that the exact acreage of the Real Property is not represented, warranted or guaranteed by Seller.

33.         Currency.  Unless otherwise specifically referenced herein all dollar amounts listed, referenced or described in this Agreement shall refer to and be interpreted to represent Canadian Dollars.

34.         Recording.  Purchaser shall not record this Agreement or any memorandum hereof.

35.         Governmental Approvals.  If filings are required under the Competition Act or the Investment Canada Act, the parties will cooperate and use commercially reasonable efforts to make such filings in a timely manner, and the Closing Date shall be postponed until all applicable approvals have been obtained and there has been compliance with requisite notice periods.

36.         Previous Title Policies and Surveys.  To the extent not previously provided as part of Purchaser’s due diligence, Seller agrees to deliver to Purchaser for Purchaser’s receipt at Closing or within a reasonable time thereafter (i) all previous title policies in Seller’s possession which insure the Real Property or portions thereof (ii) abstracts of title, certificate of title and title notes, and (iii) all surveys, GIS data and mapping information in Seller’s possession showing the Real Property or portions thereof.

37.         Time Periods.  If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, expires or falls on a Saturday, Sunday or legal or bank holiday in either the State of New York or Province of Nova Scotia, then such time period shall automatically be extended through the close of business on the next regularly scheduled business day.

38.         Further Assurances.  The parties hereto will do such acts and things and execute such documents, both before and after closing, as are reasonably necessary to give effect to the intent of this Agreement.

39.         Post Closing Obligations.  In order that Purchaser, Seller, and this transaction shall be able to timely comply with the Land Registration Act and the Conversion Agreement after the Closing Date Seller will co-operate with Purchaser with respect to providing information, or providing statutory declarations where applicable, regarding the title of the Land or portions thereof, including, without limitation, and to the extent practical, making available to Purchaser Seller’s employees who may have knowledge regarding the Real Property.

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

SELLER:

NEENAH PAPER COMPANY OF CANADA

By:	/s/ Sean T. Erwin
	Name:	Sean T. Erwin
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

PURCHASER:

NORTHERN TIMBER NOVA SCOTIA CORPORATION

By:	/s/ Adam Blumenthal
Name: Adam Blumenthal
Title: Director

EXHIBITS

A.	Real Property — Saving and Excepting Exhibit B Lands
B.	Real Property - 55,000 acres ± for re-sale

SCHEDULES

1.1(b)	Contracts
1.1(c)	Leases
10.3	Suits, Actions or Proceedings
10.4	Governmental Compliance
10.7	Environmental Compliance